Exhibit 99.(a)(8)

Young Broadcasting Inc. Announces
Exchange Offer for Outstanding Stock Options

NEW YORK — (BUSINESS WIRE) — November 30, 2005 — Young Broadcasting Inc. (“YBI” or the “Company”) (NASDAQ: YBTVA) today announced that it had commenced an offer to all eligible employees to exchange all of their outstanding stock options. Under the terms of this offer, participating employees will be able to exchange their outstanding options that have an exercise price of less than $30.00 per share for new restricted shares that vest over a period of years. The number of restricted shares to be received will be based upon certain exchange ratios. All options held by participating employees that have an exercise price of $30.00 per share or more will be canceled and no restricted shares will be issued for such options. Options to purchase an aggregate of 949,776 shares of common stock are eligible for exchange in the offer.  If all of these options are exchanged in this offer, an aggregate of 160,194 restricted shares will be issued.

All of the Company’s outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are higher than the current market price of its common stock, thus substantially eliminating their value as a means to retain, reward and motivate its employees. By giving employees the opportunity to tender their outstanding and unexercised options for restricted shares, the Company believes that employee and stockholder interests will be better aligned than with out-of-the-money options, thereby creating an incentive for employees to remain with the Company and contribute to meeting its financial objectives, as well as to create value for stockholders.  Additionally, the offer will enable the Company to reduce the number of shares of common stock subject to outstanding awards, thereby reducing potential dilution to stockholders and freeing up additional shares for future equity awards.

“I believe that this exchange offer provides an appropriate balance between the interests of shareholders and the need to incentivize management,” said Vincent Young, Chairman of Young Broadcasting Inc.

Young Broadcasting Inc. owns ten television stations and the national television sales representation firm, Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA and KELO-TV - Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

Contact:

Vincent Young or James Morgan, 212-754-7070

The Lippin Group - Don Ciaramella, 212-986-7080